UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 28, 2016

TRI Pointe Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-35796	61-1763235
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19540 Jamboree Road, Suite 300, Irvine, California	92612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 438-1400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 28, 2016, TRI Pointe Group, Inc. (the “Company”) partially exercised the accordion feature under its existing unsecured revolving credit facility (as amended, modified and supplemented, the “Facility”) with U.S. Bank National Association d/b/a Housing Capital Company, as administrative agent and a lender, and the other lenders party thereto (each a “Lender” and collectively, the “Lenders”) to increase the total commitments under the Facility from $550 million to $625 million. No other modifications have been made to the terms, conditions or covenants of the Facility.  In connection with the exercise of the accordion feature, Texas Capital Bank, N.A. was added as a Lender under the Facility. The maturity date for all amounts borrowed under the Facility is May 18, 2019.

The Company has banking relationships in the ordinary course of its business with U.S. Bank National Association and with certain of the other Lenders. In addition, certain of the Lenders and their respective affiliates have in the past performed commercial banking, investment banking, underwriting, and/or advisory services for the Company from time to time for which they have received customary fees and reimbursement of expenses, and the Lenders may, from time to time, engage in transactions with and perform services for the Company for which they may receive customary fees and reimbursement of expenses.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 29, 2016

TRI Pointe Group, Inc.

By	/s/ Bradley W. Blank
Bradley W. Blank Vice President, General Counsel and Secretary